Exhibit 23.2






                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Immucor, Inc. for the registration of 628,417 shares of its common stock and to the incorporation by reference therein of our report dated July 21, 1999, except for paragraph 7 of Note 4 as to which the date is August 24, 1999 and paragraph 5 of Note 5 as to which the date is August 9, 1999, with respect to the consolidated financial statements and schedule of Immucor, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 1999, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP

Atlanta, GA
September 21, 1999